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                                                                    Exhibit 99.5

[LOGO]  AIRCRAFT
        INFORMATION
        SERVICES, INC.

08 December 1997

Mr. Kieran O'Keefe
Morgan Stanley Aircraft Finance ("MSAF")
c/o Wilmington Trust
One Rodney Square
PO Box 551
Wilmington, Delaware 19899
USA

Subject: Adjusted Base Market Value Opinion - 33 Aircraft Fleet
         AISI File number: A7S041BVO

Reference: (a) Morgan Stanley Facsimile Message, 24 November 1997

Dear Mr. O'Keefe:

In response to your request, Aircraft Information Services, Inc. (AISI) is pleased to offer our opinion to Morgan Stanley Aircraft Finance ("MSAF") of the adjusted base market values of the 33 aircraft fleet as identified in Table I (the "Aircraft").

1. METHODOLOGY AND DEFINITIONS

The historical standard term of reference for commercial aircraft value has been 'half-life fair market value' of an 'average' aircraft. However, 'fair market value' could mean a fair value in the given market or a value in a hypothetical 'fair' or balanced market, and the two definitions are not equivalent. Recently, the term 'base value' has been created to describe the theoretical balanced market condition and to avoid the potentially misleading term 'fair market value' which has now become synonymous with the term 'current market value' or a 'fair' value in the actual current market. AISI value definitions are consistent with those of the International Society of Transport Aircraft Trading (ISTAT) of 01 January 1994; AISI is a member of that organization and employs an ISTAT Certified Senior Aircraft Appraiser.

AISI defines a 'base value' as that of a transaction between equally willing and informed buyer and seller, neither under compulsion to buy or sell, for a single unit cash transaction with no hidden value or liability, and with supply and demand of the sale item roughly in balance. Base values are typically given for aircraft in 'new' condition, 'average half-life' condition, or in a specifically described condition unique to a single aircraft at a specific time. An 'average'

      Headquarter, 23232 Peralta Drive, Suite 115, Laguna Hills, CA 92653
                   TEL: 714-830-0101        FAX: 714-830-1101
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08 December 1997
AISI File No. A7S041BVO
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aircraft is an operable airworthy aircraft in average physical condition and with average accumulated flight hours and cycles, with clear title and standard unrestricted certificate of airworthiness, and registered in an authority which does not represent a penalty to aircraft value or liquidity, with no damage history and with inventory configuration and level of modification which is normal for its intended use and age. AISI assumes average condition unless otherwise specified in this report. 'Half-life' condition assumes that every component or maintenance service which has a prescribed interval that determines its service life, overhaul interval or interval between maintenance services, is at a condition which is one-half of the total interval. It should be noted that AISI and ISTAT value definitions apply to a transaction involving a single aircraft, and that transactions involving more than one aircraft are often executed at considerable and highly variable discounts to a single aircraft price, for a variety of reasons relating to an individual buyer or seller.

AISI defines a 'current market value' or 'fair market value' as that value which reflects the real market conditions, whether at, above or below the base value conditions. Assumption of a single unit sale and definitions of aircraft condition, buyer/seller qualifications and type of transaction remain unchanged from that of base value. Current market value takes into consideration the status of the economy in which the aircraft is used, the status of supply and demand for the particular aircraft type, the value of recent transactions and the opinions of informed buyers and sellers. Current market value assumes that there is no short term time constraint to buy or sell.

AISI encourages the use of base values to consider historical trends, to establish a consistent baseline for long term value comparisons and future value considerations, or to consider how actual market values vary from theoretical base values. Base values are less volatile than current market values and tend to diminish regularly with time. Base values are normally inappropriate to determine near term values. AISI encourages the use of current market values to consider the probable near term value of an aircraft.

AISI determines an 'adjusted market value' by determining the value of known deviations from half-life condition, which may be better or worse than half-life condition, and to account for better or worse than average physical condition, and the inclusion of additional equipment, or absence of standard equipment.

No physical inspection of the Aircraft or their essential records was made by AISI for the purposes of this report, nor has any attempt been made to verify information provided to us, which is assumed to be correct and applicable to the Aircraft.

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AISI File No. A7S041BVO
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2.   VALUATION

Our opinion of the adjusted base market value of the Aircraft is derived from information and specifications supplied by Morgan Stanley in reference (a). Adjustments are calculated in accordance with standard AISI methods. Adjustments are calculated only where there is sufficient information to do so, or where reasonable assumptions can be made.

With regard to airframe maintenance, if no time between check/overhaul (TBO) or time since check/overhaul (TSO) information was provided, and if the total hours/cycles of the airframe do not exceed the TBO limits then the total hours/cycles of the airframe were assumed to be the TSO. This is typical of newer aircraft. If no information was provided and if the TSO could not be calculated, then half life was assumed.

With regard to the engines, due to the amount of information provided, all engines are considered to be in half life condition.

All hours and cycle information provided for airframe, C Check, D Check, gear and engines have been projected from the Aircraft Specification sheet dates to 30 September 1997 based on a daily utilization factor calculated for each aircraft.

It is our considered opinion that the adjusted base values of the Aircraft as of 30 September 1997 are as follows in Table I subject to the assumptions, definitions, and disclaimers herein.

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AISI File No. A7S041BVO
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Unless otherwise agreed by Aircraft Information Services, Inc. (AISI) in writing, this report shall be for the sole use of the client/addressee. This report is offered as a fair and unbiased assessment of the subject aircraft or equipment. AISI has no past, present, or anticipated future interest in the subject aircraft or equipment. The conclusions and opinions expressed in this report are based on published information, information provided by others, reasonable interpretations and calculations thereof and are given in good faith. Such conclusions and opinions are judgments that reflect conditions and values which are current at the time of this report. The values and conditions reported upon are subject to any subsequent change. AISI shall not be liable to any party for damages arising out of reliance or alleged reliance on this report, or for any parties action or failure to act as a result of reliance or alleged reliance on this report.


Sincerely,

AIRCRAFT INFORMATION SERVICES, INC.


[SIG] Fred E. Bearden
__________________________________
Fred E. Bearden
President
FEB/JMC/jm
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          Table 1 - AISI File A7S041BVO - Report Date 8 December 1997

                         Values as of 30 September 1997

                          Fleet Valuation - ILFC Fleet

                                                                                   HALF LIFE BASE    ADJUSTED BASE
                                                                                       VALUE             VALUE
TYPE                MSN      DOM         YOB          ENGINE           MTOW        1997 USDOLLARS    1997 USDOLLARS
--------------    ------    ------    ---------    ------------    ------------    --------------    --------------
A300-600R            555    Mar-90      1990            PW4158       378,530           56,300,000        58,200,000
A310-300             409    Nov-85      1985*(1)    JT9D-7R4E1       330,690           25,100,000        25,170,000
A310-300             410    Nov-85      1985*(2)    JT9D-7R4E1       330,690           25,100,000        25,150,000
A310-322             437    Feb-87      1987        JT9D-7R4E1       337,304           30,550,000        32,340,000
A320-200             279    Feb-92      1992         CFM56-5A3       169,756           31,910,000        32,240,000
A320-200             393    Feb-93      1993          V2500-A1       166,447           33,040,000        32,530,000
A320-200             414    Mar-93      1993          V2500-A1       166,447           33,040,000        32,610,000
A321-100             597    May-96      1996          V2530-A5       182,982           47,690,000        48,120,000
B737-300           25161    Feb-92      1992         CFM56-3B2       138,500           25,400,000        24,870,000
B737-3K2           27635    May-95      1995         CFM56-3C1       139,000           30,900,000        31,020,000
B737-3Q8           24299    Nov-88      1988         CFM56-3B2       137,000           22,070,000        23,240,000
B737-300           26295    Dec-93      1993         CFM56-3C1       135,000           26,750,000        26,950,000
B737-353F          23811    Sep-87      1987         CFM56-3B2       138,500           22,840,000        23,000,000
B737-300QC         23788    May-87      1987         CFM56-3C1       139,500           23,080,000        23,010,000
B737-4Q8           24234    Oct-88      1988         CFM56-3B2       143,500           24,600,000        24,630,000
B737-4Q8           25104    May-93      1993         CFM56-3C1       143,500           29,350,000        29,090,000
B737-4Q8           25371    Jan-92      1992         CFM56-3C1       150,000           28,460,000        27,780,000
B737-400           25372    May-92      1992         CFM56-3C1       150,000           28,460,000        28,240,000
B737-500           25165    Apr-93      1993         CFM56-3B1       121,254           21,990,000        21,970,000
B747-300           24106    Apr-88      1988        CF6-80C2B1       833,000           71,500,000        71,990,000
B757-200ER         24367    Feb-89      1989       RB211-535E4       250,000           41,160,000        41,220,000
B757-200ER         24260    Dec-88      1988       RB211-535E4       250,000           39,350,000        40,100,000
B757-200ER *(3)    26272    Mar-94      1994            PW2037       230,000           49,100,000        49,160,000
B767-200ER *(4)    23807    Aug-87      1987           CF6-80A       345,000           43,950,000        44,780,000
B767-300ER *(5)    24798    Oct-90      1990       CF6-80C2B6F       345,000           63,020,000        62,250,000
B767-300ER         26256    Apr-93      1993       CF6-80C2B6F       407,000           74,900,000        75,670,000
B767-300ER         26260    Sep-94      1994        CF6-80C2B4       380,000           77,340,000        77,340,000
Fokker 70          11564    Dec-95      1995      TAY MK620-15        80,997           16,140,000        16,210,000
Fokker 70          11565    Feb-96      1996      TAY MK620-15        80,997           17,820,000        17,890,000
Fokker 70          11569    Mar-96      1996      TAY MK620-15        80,997           17,820,000        17,880,000
MD-82 *(6)         49825    Mar-89      1989         JT8D-217C       149,500*(6)       21,110,000        20,740,000
MD-83              49822    Dec-88      1988          JT8D-219       160,000           22,220,000        21,690,000
MD-83              49824    Mar-89      1989*(7)      JT8D-219       160,000           23,070,000        23,480,000
Engine            704279    Jan-95      1995       CF6-80C2B6F     Basic QEC            6,050,000         6,050,000
                                                                                   --------------    --------------
                                                                          Total    $1,151,180,000    $1,156,610,000
                                                                                   --------------    --------------

*Notes: (1) Manufacturer's data shows as a 1986 year of build aircraft.
            Clients data indicates 1985 YOB.
        (2) Manufacturer's data shows as a 1986 year of build aircraft. Clients data indicates 1985 YOB.
        (3) Manufacturer's data shows as a H757-200 NON BR aircraft.
            Clients data indicates -200ER.
        (4) Manufacturer's data shows as a B767-200 NON ER. Clients data indicates converted to -200ER.
        (5) Although manufacturer's data shows this as a B767-300 NON ER aircraft, client advises there are funds provided attached as asset value sufficient for ER capability.
        (6) Manufacturer's data shows as an MD-83 aircraft/160,000 lb MTOW. Clients data shows MD-82.
        (7) Manufacturer's data shows this as a 1988 year of build aircraft. Clients data indicates 1989 YOB.


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